                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                           L.A. GEAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (4) Date Filed:
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
            [LOGO]

                                                               February 28, 1997

To our Shareholders:

    You are cordially invited to attend the 1997 Annual Meeting of Shareholders of L.A. Gear, Inc., to be held Tuesday, April 15, 1997 at 10:00 a.m. at the Company's Corporate Headquarters at 2850 Ocean Park Boulevard, Santa Monica, California 90405. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

    It is important that your shares be represented at the Annual Meeting. Accordingly, whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card as soon as possible and return it in the envelope provided. If you decide to attend, you can still vote your shares in person, if you wish.

    On behalf of the Board of Directors, I would like to thank you for your continued support and look forward to seeing you on April 15th.

                                          Sincerely,

                                                  [LOGO]

                                          Stanley P. Gold
                                          Chairman of the Board
                                          and Chief Executive Officer

                                L.A. GEAR, INC.
                             2850 OCEAN PARK BLVD.
                         SANTA MONICA, CALIFORNIA 90405

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 15, 1997

TO THE SHAREHOLDERS OF L.A. GEAR, INC.:

    Notice is hereby given that the annual meeting of shareholders of L.A. Gear, Inc. (the "Company") will be held at the Company's Corporate Headquarters at 2850 Ocean Park Boulevard, Santa Monica, California 90405, on Tuesday, April 15, 1997, at 10:00 a.m., Los Angeles time, for the following purposes:

    1. ELECTION OF DIRECTORS. To elect a total of ten persons to the Board of Directors, to serve until the next annual meeting of shareholders and until their successors are elected and have qualified, as follows:

William L. Benford  Stephen A. Koffler
Walter C.
Bladstrom           Ann E. Meyers
Allan E. Dalshaug   Clifford A. Miller
Willie D. Davis     Robert G. Moskowitz
Stanley P. Gold     Vappalak A. Ravindran

    2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the Board of Directors' selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending November 30, 1997.

    3. OTHER BUSINESS. To consider and act upon such other business as may properly come before the meeting.

    Section 2.11(b) of the Company's Bylaws provides for the nomination of directors to be elected by holders of the Company's Common Stock in the following manner:

    Notice of intention to make any nomination, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Company no more than sixty (60) days prior to any meeting of shareholders called for the election of directors, and no more than ten (10) days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these Bylaws; provided, however, that if only ten (10) days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Company not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.

    Only shareholders of record at the close of business on February 25, 1997 will be entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       [LOGO]

                                          William R. Sherman

                                          Secretary

Dated: February 28, 1997

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                L.A. GEAR, INC.
                           2850 OCEAN PARK BOULEVARD
                         SANTA MONICA, CALIFORNIA 90405
                                 (310) 452-4327
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 15, 1997

                                    GENERAL

    This Proxy Statement is furnished to the shareholders of L.A. Gear, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 1997 Annual Meeting of Shareholders to be held at the Company's Corporate Headquarters at 2850 Ocean Park Boulevard, Santa Monica, California 90405 on Tuesday, April 15, 1997, at 10:00 a.m., Los Angeles time, and at any adjournment thereof (the "Meeting"). The Company expects to mail its proxy soliciting materials for the Meeting on or about February 28, 1997.

    Enclosed is a Proxy for the shares of stock held by you as of the close of business on February 25, 1997 (the "Record Date"). Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and timely received by the Company, be voted FOR the applicable nominees for director, FOR the ratification of the Board's selection of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending November 30, 1997 and in the discretion of the persons named on the Proxy with respect to any other matters brought before the meeting.

                                     VOTING

    Only shareholders of record as of the Record Date are entitled to vote at the Meeting. The outstanding capital stock of the Company on that date consisted of 22,958,070 shares of common stock, without par value ("Common Stock"), and 1,161,337 shares of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock"). Trefoil Capital Investors, L.P. ("Trefoil") is the holder of all of the issued and outstanding shares of Series B Preferred Stock.

    The Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), provide that the Common Stock and Series B Preferred Stock of the Company vote together as a single class on all matters, including the election of directors, submitted to a vote of the holders of Common Stock. Each share of Series B Preferred Stock entitles the holder to cast 14.815 votes (the number of votes which could be cast by the number of whole shares of Common Stock into which each share of Series B Preferred Stock is convertible on the Record Date) for a total of 17,204,993 votes. Each share of Common Stock entitles the holder to cast one vote, for a total of 22,958,070 votes. Accordingly, an aggregate of 40,163,063 votes may be cast by the holders of Common Stock and Series B Preferred Stock.

    A majority of the voting power of the outstanding shares of capital stock of the Company, represented in person or by Proxy, will constitute a quorum for the transaction of business at the Meeting (the "Quorum"). Shares representing an aggregate of 20,081,533 votes will constitute the Quorum for purposes of holding the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a Quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    Each shareholder may cumulate his votes for directors, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock held or deemed to be held by such holder, or he may distribute his votes on the same principle among as many candidates as he shall see fit. For a shareholder to exercise his cumulative voting rights, he must give notice at the Meeting, prior to the commencement of voting, of his intention to cumulate his votes. If any shareholder gives such notice, then every shareholder entitled to vote may cumulate his votes for candidates in nomination.

    The ten directors to be elected by the shareholders shall be the ten candidates receiving the highest number of votes cast. Discretionary authority to cumulate votes is hereby solicited by the Board and return of the Proxy shall grant such authority.

    The proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending November 30, 1997 requires the affirmative vote of a majority of the Common Stock and Series B Preferred Stock represented and voting together as a single class at the Meeting (provided that such affirmative vote also represents a majority of the Quorum). Accordingly, a minimum of 10,040,767 votes in favor of this proposal is required to approve such proposal.

                             ELECTION OF DIRECTORS

    The Company's Bylaws give the Board the power to set the number of directors at no less than eight nor more than fifteen. The size of the Company's Board is currently set at ten. The Restated Articles provide for the holders of Series B Preferred Stock and Common Stock, voting together as a single class, to elect all of the directors. The directors so elected will serve until the next annual meeting of shareholders and until their successors are elected and have qualified.

    The persons named as proxies in the enclosed form of Proxy were selected by the Board, and have advised the Board that, unless authority is withheld, they intend to vote the shares represented by them at the Meeting for the election of William L. Benford, Walter C. Bladstrom, Allan E. Dalshaug, Willie D. Davis, Stanley P. Gold, Stephen A. Koffler, Ann E. Meyers, Clifford A. Miller, Robert
G. Moskowitz and Vappalak A. Ravindran on behalf of the holders of Common Stock and Series B Preferred Stock.

    The Board knows of no reason why any nominee for director would be unable to serve as a director. If at the time of the Meeting any of the named nominees is unable or unwilling to serve as a director of the Company, the persons named in the Proxy intend to vote for such substitute as may be nominated by the Board.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS TO BE ELECTED BY THE HOLDERS OF COMMON STOCK AND SERIES B PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS.

NOMINEES FOR ELECTION

    WILLIAM L. BENFORD has served as a Director of the Company since April 1995. Mr. Benford has served as a Managing Director of Shamrock Capital Advisors, Inc. ("SCA") since February 1997. SCA is a company which provides management and consulting services, including services to Trefoil and companies in which Trefoil invests. From September 1991 until February 3, 1997, Mr. Benford was employed by the Company in a variety of positions, including as President and Chief Operating Officer from June 1994 until November 30, 1996. Prior to joining the Company, Mr. Benford served as a Vice President of Shamrock Holdings of California, Inc. from January 1991 to September 1991. From September 1985 to December 1990, he was Senior Vice President, Chief Financial Officer and Treasurer of Central Soya Company, Inc., an international agri-business operation. Age: 54.

    WALTER C. BLADSTROM has served as a Director of the Company since April 1993. Mr. Bladstrom has served as an advisor to Fulcrum International, Ltd. ("Fulcrum"), an investment and financial advisory firm specializing in mergers and acquisitions, since 1991. Prior to that time, Mr. Bladstrom served as the Chairman of the Board and Chief Executive Officer of Fulcrum since 1987. Mr. Bladstrom has also served as a member of the Advisory Board of the Snider Entrepreneurial Center at The Wharton School since 1989. Mr. Bladstrom owns a
0.1 percent limited partnership interest in Trefoil. Age: 65.

    ALLAN E. DALSHAUG has served as a Director of the Company since May 1986. Mr. Dalshaug has been Chairman of the Board, President and Chief Executive Officer of Sterling West Bancorp, a publicly held bank holding company, and Chief Executive Officer of its subsidiary, Sterling Bank, since 1980. He also serves as a director of Jalate, Ltd., a manufacturer of women's clothing. Age:
65.

    WILLIE D. DAVIS has served as a Director of the Company since June 1992. Mr. Davis has served as President and Chief Executive Officer of All Pro Broadcasting, Inc., a Los Angeles broadcasting company, since 1977. Mr. Davis played professional football for ten years with the Green Bay Packers and for two years with the Cleveland Browns and was inducted into The Professional Football Hall of Fame in 1981. Mr. Davis also serves as a director of Wicor, Inc., Sara Lee Corporation, Alliance Bank, MGM Grand Company, Kmart Corporation, Dow Chemical Company, Johnson Controls Inc., Strong Capital Management Fund and Rally's Inc. Age: 62.

    STANLEY P. GOLD has served as a Director of the Company since September 1991 and has held the positions of Chairman of the Board and Chief Executive Officer of the Company since January 1992. Mr. Gold has served since 1987 as President, Chief Executive Officer and a director of Shamrock Holdings, Inc. ("Shamrock"), a holding company engaged primarily in real estate development and the making of investments. Since January 1, 1990, Mr. Gold has also served as President and Managing Director of Trefoil Investors, Inc. ("TII"), the general partner of Trefoil, as well as President and Managing Director of SCA. Mr. Gold is also a director of The Walt Disney Company (DIS-NYSE), an international company engaged in family entertainment, and Koor Industries Limited ("Koor Industries") (KOR-
NYSE), Israel's largest industrial group engaged primarily in telecommunications equipment, agricultural chemicals and building materials, energy and food. Age:
54.

    STEPHEN A. KOFFLER has served as a Director of the Company since September 1991. Mr. Koffler has served as the President of Koffler & Company, an investment banking and financial advisory firm, since April 1996. He served as Managing Director, Investment Banking of Smith Barney, Inc., a brokerage and investment banking firm, from July 1994 to March 1996. From October 1991 to June 1994 he was Executive Vice President and Director of Investment Banking of Sutro & Co., Inc., a brokerage and investment banking firm. From May 1981 until September 1991, Mr. Koffler was employed by Merrill Lynch & Co. ("Merrill Lynch") and predecessor companies, and, until March 1991, was a Managing Director in the Investment Banking Division of Merrill Lynch. Mr. Koffler resigned as an officer of Merrill Lynch in March 1991 and acted as an employee of and consultant to Merrill Lynch through September 1991. Age: 54.

    ANN E. MEYERS has served as a Director of the Company since June 1992. Ms. Meyers has worked for various network and cable television stations as a broadcaster and sports commentator since 1983. Ms. Meyers played both amateur and professional women's basketball and participated in the Pan Am Games in 1975 and 1979 and the 1976 Olympic Games. Ms. Meyers was inducted into the Basketball Hall of Fame in 1993. Age: 42.

    CLIFFORD A. MILLER has served as a Director of the Company since September 1992. Mr. Miller has served as Chairman of The Clifford Group, Inc., a national business consulting organization, since January 1992. From December 1986 through December 1991, Mr. Miller was an Executive Vice President and a director of Great Western Financial Corporation and Great Western Bank. Mr. Miller has also served as a Senior Consultant to Shamrock since 1978 and is a director of First American Corporation and First American Bankshares, Inc. Age: 68.

    ROBERT G. MOSKOWITZ has served as a Director of the Company since September 1991. Since January 1990, Mr. Moskowitz has served as a Managing Director of TII and SCA. Mr. Moskowitz has also served as Executive Vice President of Shamrock since March 1989 and is a director of Koor Industries. Age: 44.

    VAPPALAK A. RAVINDRAN has served as a Director of the Company since September 1992. Mr. Ravindran has served as the Managing Director and President of Paracor Finance Inc. ("Paracor Finance"), a merchant bank and investment company, since July 1987. Paracor Finance is an indirect wholly-owned subsidiary of Fosters Brewing Group Ltd. of Australia. An affiliate of Paracor Finance is a limited partner in Trefoil. Mr. Ravindran is a director of Northwest Airlines, Inc. Age: 49.

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board has selected the accounting firm of Price Waterhouse LLP to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending November 30, 1997. Price Waterhouse LLP acted as independent accountants for the Company in respect of its fiscal year ended November 30, 1996. In accordance with the Board's resolution, its selection of Price Waterhouse LLP as the Company's independent accountants for the current fiscal year is being presented to shareholders for ratification at the Meeting. The Company knows of no direct or material indirect financial interest of Price Waterhouse LLP in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

    Members of Price Waterhouse LLP will be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of February 21, 1997 by each person or entity who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the Company's Common Stock as of such date. The table also reflects the ownership of the issued and outstanding shares of Series B Preferred Stock. Unless otherwise indicated, the address for all natural persons listed in the table below is 4444 Lakeside Drive, Burbank, California 91505.

TITLE OF                                                                       AMOUNT AND NATURE OF      PERCENT
CLASS                     NAME AND ADDRESS OF BENEFICIAL OWNERS               BENEFICIAL OWNERSHIP(1)   OF CLASS
------------  --------------------------------------------------------------  -----------------------  -----------
Common        Trefoil Capital Investors, L.P. ..............................          18,204,993(2)        45.35%
                c/o Trefoil Investors, Inc.
                4444 Lakeside Drive
                Burbank, CA 91505

              Roy E. Disney.................................................          18,204,993(3)        45.35%

              Patricia A. Disney............................................          18,204,993(3)        45.35%

              Stanley P. Gold...............................................          19,114,993(4)        47.62%

Common        Pentland Ventures Ltd. .......................................           1,244,445            5.43%
                c/o Pentland Group plc.
                The Pentland Centre
                Lakeside, Squires Lane
                Finchley N3 2QL
                England

              Robert Stephen Rubin .........................................           1,244,445(5)         5.43%
                c/o Pentland Group plc.
                The Pentland Centre
                Lakeside, Squires Lane
                Finchley N3 2QL
                England

Preferred     Trefoil Capital Investors, L.P. ..............................           1,161,337          100.00%
                c/o Trefoil Investors, Inc.
                4444 Lakeside Drive
                Burbank, CA 91505

              Roy E. Disney.................................................           1,161,337(6)       100.00%

              Patricia A. Disney............................................           1,161,337(6)       100.00%

              Stanley P. Gold...............................................           1,161,337(6)       100.00%

------------------------

(1) Unless otherwise indicated, each named entity has sole voting and investment power over the shares beneficially owned by it.

(2) These shares include 17,204,993 shares representing the shares of the Company's Common Stock issuable upon conversion of the shares of Series B Preferred Stock owned by Trefoil.

(3) These shares are owned by Trefoil, the General Partner of which is TII, and include 17,204,993 shares representing the shares of the Company's Common Stock issuable upon conversion of the shares of Series B Preferred Stock owned by Trefoil. Roy E. Disney, Patricia A. Disney and Stanley P. Gold collectively control more than 50% of the voting stock of TII.

(4) Includes (i) 750,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, 20,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan, and 20,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the Company's 1992 Stock Option Plan for Eligible Nonemployee Directors (the "1992 Stock Option Plan") and (ii) the shares owned by Trefoil, the General Partner of which is TII, including 18,204,993 shares representing the shares of the Company's Common Stock issuable upon conversion of the shares of Series B Preferred Stock owned by Trefoil. Roy E. Disney, Patricia A. Disney and Stanley P. Gold collectively control more that 50% of the voting stock of TII.

(5) These shares are owned by Pentland Ventures Ltd., all of the outstanding stock of which, based on a 13D filed by Pentland Ventures Ltd. on April 28, 1992, is owned by Pentland Group plc. The 1992 13D also disclosed that Mr. Rubin owned 56.49% of the outstanding shares of Pentland Group plc., and therefore Mr. Rubin may be deemed to be a beneficial owner of Pentland Ventures Ltd.

(6) These shares are owned by Trefoil, the General Partner of which is TII. Roy
    E. Disney, Patricia A. Disney and Stanley P. Gold collectively control more than 50% of the voting stock of TII.

              OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

    The following table sets forth certain information regarding the shares of Common Stock beneficially owned by the Named Executive Officers (as defined in Regulation 229.402(a)(3)) and all current directors and executive officers of the Company as a group (12 persons). This information has been provided by each of the directors and executive officers as of February 21, 1997 at the request of the Company, and includes the number of shares which such persons have the right to acquire within 60 days of such date by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan, 1992 Stock Option Plan, and 1993 Stock Incentive Plan. No shares of the Company's outstanding Series B Preferred Stock are held by such individuals.

                                                                          AMOUNT AND
                                                                           NATURE OF            PERCENT
NAME                                                                BENEFICIAL OWNERSHIP(1)   OF CLASS(2)
------------------------------------------------------------------  -----------------------  --------------
Directors:
William L. Benford................................................           431,565(3)            1.85%
Walter C. Bladstrom...............................................            45,000(4)               *
Allan E. Dalshaug.................................................            45,000(4)               *
Willie D. Davis...................................................            45,000(4)               *
Stanley P. Gold...................................................           910,000(5)            3.84%
Stephen A. Koffler................................................            65,000(6)
Ann E. Meyers.....................................................            46,000(4)               *
Clifford A. Miller................................................            55,000(4)               *
Robert G. Moskowitz...............................................            40,000(7)               *
Vappalak A. Ravindran.............................................            45,000(8)               *

Named Executive Officers**
Victor J. Trippetti...............................................            55,260(9)               *
Thomas F. Larkins.................................................            93,578(10)              *
Tracey C. Doi.....................................................            52,714(11)              *
David F. Gatto....................................................             3,642(12)              *
James V. Moodhe...................................................            51,534(13)              *
All current directors and executive officers as a group (12
  persons)........................................................         1,876,403(14)           7.60%

------------------------

  * Less than 1%.

 ** Messrs. Gold and Benford are also Named Executive Officers. The "Named
    Executive Officers" include the Company's Chief Executive Officer and the next four highest paid executive officers in fiscal 1996 including the Company's former President and Chief Operating Officer who ceased serving in that capacity in November 1996. Also included for purposes of this report are the Company's former Executive Vice President--Sales, Merchandising and Operations, Senior Vice President-- Marketing, Design and Development and Vice President and Controller, who ceased serving in those capacities in June 1996, August 1996 and January 1997, respectively.

 (1) All shares held are Common Stock. Unless otherwise indicated, each named individual has sole voting and investment power over the shares beneficially owned by him or her.

 (2) Shares which the person (or group) has the right to acquire within 60 days after February 21, 1997 are deemed to be outstanding in calculating the percentage ownership of the person (or group), but are not deemed to be outstanding as to any other person (or group).

 (3) Includes 277,317 shares which Mr. Benford has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 149,365 shares which Mr. Benford has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan. Mr. Benford left the Company in February 1997. Of the options granted to Mr. Benford, options for 319,118 shares expire on or prior to May 3, 1997.

 (4) Consists of 40,000 shares which the individual has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1992 Stock Option Plan and 5,000 shares which the individual has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

 (5) Includes 750,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, 20,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan and 20,000 shares which Mr. Gold has the right to acquire within 60 days after February 21, 1997 by stock options vested pursuant to the 1992 Stock Option Plan.

 (6) Consists of 20,000 shares which Mr. Koffler has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1992 Stock Option Plan and 45,000 shares which Mr. Koffler has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

 (7) Consists of 20,000 shares which Mr. Moskowitz has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the Company's 1992 Stock Option Plan and 20,000 shares which Mr. Moskowitz has the right to acquire by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan.

 (8) Consists of 20,000 shares which Mr. Ravindran has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1992 Stock Option Plan and includes 25,000 shares which Mr. Ravindran has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

 (9) Includes 28,961 shares which Mr. Trippetti has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 22,651 shares which Mr. Trippetti has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1986 Stock Option Plan.

(10) Consists of 16,409 shares which Mr. Larkins has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 77,169 shares which Mr. Larkins has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan. Mr. Larkins, pursuant to the Company's 1996 Restructuring Plan (as defined on page 18), will be leaving the Company in the next few months after completion of certain special projects on behalf of the Company.

(11) Includes 30,176 shares which Ms. Doi has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1993 Stock Incentive Plan, and 19,028 shares which Ms. Doi has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1986 Stock Option Plan. Ms. Doi left the Company in January 1997. All her options expire on or prior to May 3, 1997.

(12) Consists of 3,642 shares which Mr. Gatto acquired pursuant to the Company's Employee Stock Savings Plan. Mr. Gatto left the Company in June 1996. All his options expired on or prior to September 21, 1996.

(13) Includes 51,534 shares which Mr. Moodhe has the right to acquire within 60 days after February 21, 1997 by exercise of stock options vested pursuant to the 1986 Stock Option Plan. Mr. Moodhe left the Company in August 1996. All his options expire on or prior to June 11, 1997.

(14) Includes 1,736,872 shares which the members of the group have the right to acquire within 60 days after February 21, 1997 by the exercise of stock options vested pursuant to the Company's 1986 Stock Option Plan, 1992 Stock Option Plan and 1993 Stock Incentive Plan. Excludes shares beneficially owned by Tracey C. Doi, who left the Company in January 1997, shares beneficially owned by David F. Gatto, who left the Company in June 1996, and shares beneficially owned by James V. Moodhe, who left the Company in August 1996.

    Relying solely on (i) its review of Forms 3, 4 and 5 (and any amendments thereto) furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") by individuals who served as executive officers or directors of the Company, and persons who beneficially owned more than ten percent of a registered class of stock of the Company, during or with respect to fiscal 1996, and (ii) written representations of the officers and directors of the Company, the Company believes that all of such Forms required to be filed by the foregoing reporting persons were filed on a timely basis in fiscal 1996.

                      MEETINGS AND COMMITTEES OF THE BOARD

    The Board has various standing committees, including an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Committee.

    The Executive Committee is composed of Mr. Gold, who chairs the committee, and Mr. Moskowitz. The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the Board at a time when convening a meeting of the entire Board is not feasible.

    The Audit Committee is chaired by Mr. Dalshaug, and its members are Messrs. Koffler and Miller. The primary purposes of the Audit Committee are (i) to review the scope of the audit to be performed, (ii) to meet with the Company's independent accountants to review the results of the audit, (iii) to review the Company's internal accounting procedures and control with the Company's independent accountants, and (iv) to make recommendations regarding the selection of the Company's independent accountants.

    The Compensation Committee is chaired by Mr. Koffler, and its members are Messrs. Bladstrom, Dalshaug and Davis. The primary purpose of the Compensation Committee is to review the recommendations of the Chief Executive Officer and the President as to appropriate compensation for the Company's principal executive officers and certain other highly paid members of senior management and to make recommendations regarding compensation of such executive officers and members of senior management to the Board.

    The Nominating Committee is chaired by Mr. Miller, and its members are Messrs. Bladstrom and Ravindran and Ms. Meyers. The procedures for nominating directors, other than by the Board itself, are set forth in the Bylaws of the Company and in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement. The Nominating Committee will consider any nominees recommended by shareholders in accordance with Section 2.11(b) of the Company's Bylaws, which is set forth in full in the Notice of Annual Meeting of Shareholders. Such nominations should be delivered to Mr. Miller in care of the Company.

    The Stock Option Committee for the fiscal year ended November 30, 1996 was composed of Mr. Gold, who chaired the Committee, and Mr. Moskowitz. The primary purposes of the Stock Option Committee are to (i) determine individuals to whom options, stock appreciation rights, restricted stock, performance units and performance shares (collectively, "Awards") will be granted under the 1993 Stock

Incentive Plan and the terms and conditions on which such Awards will be made and (ii) make periodic reports to the Board as to the status of the Company's 1986 Stock Option Plan (which has expired) and 1993 Stock Incentive Plan. Due to new rules issued in 1996 by the Securities and Exchange Commission ("SEC") under
Section 16 of the Exchange Act, the membership of the Stock Option Committee was reconstituted for the fiscal year beginning December 1, 1996. The Stock Option Committee of the Board now consists of Stephen A. Koffler, who chairs the committee, Allan E. Dalshaug and Willie D. Davis.

    During the fiscal year ended November 30, 1996, the Board held eleven meetings, the Executive Committee held one meeting, the Audit Committee held three meetings, the Compensation Committee held one meeting, the Nominating Committee held one meeting, and the Stock Option Committee held two meetings. During the fiscal year ended November 30, 1996, each person who was a director of the Company during that fiscal year attended at least 75% of the aggregate of
(i) the total number of meetings held by the Board during the period in which he or she was a director and (ii) the total number of meetings held by all committees of the Board on which he or she served.

                       EXECUTIVE OFFICERS OF THE COMPANY

    Set forth below is certain information regarding each of the current executive officers of the Company. Officers are appointed by and serve at the discretion of the Board.

NAME                                        AGE                              POSITION
--------------------------------------      ---      ---------------------------------------------------------
Stanley P. Gold.......................          54   Chairman of the Board and Chief Executive Officer

Bruce W. MacGregor....................          38   President and Chief Operating Officer

Victor J. Trippetti...................          48   Senior Vice President and Chief Financial Officer

Thomas F. Larkins.....................          35   Senior Vice President

    Stanley P. Gold was appointed Chairman of the Board and Chief Executive Officer of the Company in January 1992 and has served as a Director since September 1991. Mr. Gold has served since 1987 as President, Chief Executive Officer and a director of Shamrock. Since January 1, 1990, Mr. Gold has also served as President and Managing Director of TII, the general partner of Trefoil, as well as President and Managing Director of SCA. See "Nominees for Election".

    Bruce W. MacGregor was appointed President and Chief Operating in November 1996. Mr. MacGregor joined the Company as Senior Vice President-Product Marketing in August 1996, after serving as a consultant to the Company from February 1996 to August 1996. Prior to joining the Company, Mr. MacGregor served as Co-Founder, President and Chief Executive Officer for Deja Shoe, Inc., an adult footwear company, from 1991 to 1995. Prior to that, Mr. MacGregor served in various capacities with Avia Group International, Inc., an international footwear company, from 1983 to 1991, including most recently as Vice President of Marketing from 1985 to 1991.

    Victor J. Trippetti was appointed Senior Vice President and Chief Financial officer in November 1996. Most recently, Mr. Trippetti served as Vice President and Treasurer from January 1994. He has served in various finance and treasury capacities since joining the Company in 1989.

    Thomas F. Larkins has served as Senior Vice President since February 1994. He served as Chief Administrative Officer of the Company from September 1995 to November 1996 and as General Counsel and Secretary from February 1994 to February 1997. Prior to joining the Company, Mr. Larkins was associated with the law firm of Fried, Frank, Harris, Shriver and Jacobson from June 1989 to January 1994. Mr. Larkins, pursuant to the Company's 1996 Restructuring Plan, will be leaving the Company in the next few months after completion of certain special projects on behalf of the Company.

                             EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the compensation (cash and non-cash, plan and non-plan) paid to the Named Executive Officers for services rendered in all capacities to the Company during the three fiscal years ended November 30, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM COMPENSATION
                                                                                           ----------------------------
                                                                                 OTHER                AWARDS
                                                                                ANNUAL     ----------------------------
                                               ANNUAL COMPENSATION              COMPEN-      RESTRICTED     SECURITIES
                                     ---------------------------------------    SATION          STOCK       UNDERLYING
NAME AND PRINCIPAL POSITION            YEAR      SALARY($)      BONUS($)        ($) (2)       AWARDS($)     OPTIONS(#)
-----------------------------------  ---------  -----------  ---------------  -----------  ---------------  -----------
Stanley P. Gold....................       1996          0(1)            0             0               0         20,000
Chairman of the Board                     1995     23,250(1)            0             0               0              0
and Chief Executive Officer               1994     21,000(1)            0             0               0              0

Victor J. Trippetti................       1996    140,000               0             0               0         23,333
Senior Vice President and                 1995    141,115               0             0               0         14,589
Chief Financial Officer                   1994    140,047               0             0               0         14,206

William L. Benford.................       1996    500,000               0       250,000(5)            0         79,365
Former President and Chief                1995    500,000               0             0               0         28,199
Operating Officer(4)                      1994    401,058               0             0               0        319,118

Thomas F. Larkins..................       1996    242,962               0       245,000(6)            0         27,169
Sr. Vice President(4)                     1995    213,231               0             0               0         59,743
                                          1994    169,231               0             0               0         30,000

Tracey C. Doi......................       1996    150,060               0             0               0         14,028
Former Vice President and                 1995    141,981               0             0               0         27,981
Controller(4)                             1994    130,110               0             0               0         14,029

David F. Gatto.....................       1996    217,004               0             0               0              0
Former Executive Vice                     1995    279,863               0             0               0         45,310
President-Sales,                          1994    275,000               0             0               0         76,179
Merchandising and Operations(4)

James V. Moodhe....................       1996    286,767               0             0               0         16,534
Former Sr. Vice President--               1995     52,885               0             0               0         75,000
Marketing, Design and
  Development(4)

                                                            ALL
                                          PAYOUTS          OTHER
                                     -----------------    COMPEN-
                                           LTIP            SATION
NAME AND PRINCIPAL POSITION             PAYOUTS($)          ($)
-----------------------------------  -----------------  ------------
Stanley P. Gold....................              0               0
Chairman of the Board                            0               0
and Chief Executive Officer                      0               0
Victor J. Trippetti................              0           2,913(3)
Senior Vice President and                        0           4,038(3)
Chief Financial Officer                          0           3,629(3)
William L. Benford.................              0           8,599(3)
Former President and Chief                       0           4,500(3)
Operating Officer(4)                             0           4,620(3)
Thomas F. Larkins..................              0               0
Sr. Vice President(4)                            0               0
                                                 0               0
Tracey C. Doi......................              0           3,119(3)
Former Vice President and                        0           4,085(3)
Controller(4)                                    0           3,903(3)
David F. Gatto.....................              0           2,909(3)
Former Executive Vice                            0           4,500(3)
President-Sales,                                 0           4,992(3)
Merchandising and Operations(4)
James V. Moodhe....................              0               0
Former Sr. Vice President--                      0               0
Marketing, Design and
  Development(4)

------------------------------

(1) In fiscal 1996, 1995 and 1994, Mr. Gold earned $0, $23,250 and $21,000 respectively, for his service as a director of the Company. The fees paid to Mr. Gold for his service as a director in fiscal 1994 and 1995 and the stock options granted in lieu of fees paid to Mr. Gold in fiscal 1996 are the customary fees paid to non-employee directors for those fiscal years. See "Director Compensation".

(2) Perquisites and other personal benefits paid to each Named Executive Officer in each instance aggregated less than the lesser of $50,000 and ten percent (10%) of the total of annual salary and bonus reported for such Named Executive Officer under "Salary" and "Bonus". Accordingly, such information is omitted from the Summary Compensation Table as permitted by the rules and regulations of the SEC.

(3) Each of Mr. Trippetti, Mr. Benford, Mr. Gatto and Ms. Doi deferred a portion of his or her annual salary pursuant to the 401(k) portion of the Company's Employee Stock Savings Plan. The amount shown for fiscal 1996 represents a contribution, valued at $2,913, $8,599, $2,909 and $3,119, respectively, for Mr. Trippetti, Mr. Benford, Mr. Gatto, and Ms. Doi made by the Company pursuant to the employee stock ownership plan portion of its Employee Stock Savings Plan. Fifty percent of the matching contribution is held in shares of the Company's Common Stock. Messrs. Trippetti, Benford and Gatto and Ms. Doi are currently fully vested under the Employee Stock Savings Plan.

(4) Mr. Benford left the Company in February 1997. Ms. Doi left the Company in January 1997. Mr. Gatto left the Company in June 1996. Mr. Moodhe left the Company in August 1996. Mr. Larkins, pursuant to the Company's 1996 Restructuring Plan, will be leaving the Company in the next few months after completion of certain special projects on behalf of the Company.

(5) Accrued severance payment which will be paid to Mr. Benford in fiscal 1997.

(6) Accrued severance payment which will be paid to Mr. Larkins in fiscal 1997.

    STOCK OPTIONS GRANTED IN FISCAL 1996. The following table sets forth information concerning individual grants of stock options made by the Company during the fiscal year ended November 30, 1996 to each of the Named Executive Officers. The Company did not grant any stock appreciation rights during fiscal 1996.

                                 OPTION GRANTS
                   IN THE FISCAL YEAR ENDED NOVEMBER 30, 1996

                                                                      INDIVIDUAL GRANTS
                                     ------------------------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF
                                       NUMBER OF       % OF TOTAL                                        STOCK PRICE
                                      SECURITIES      OPTIONS/SARS                                     APPRECIATION FOR
                                      UNDERLYING       GRANTED TO        EXERCISE OR                    OPTION TERM(7)
                                     OPTIONS/SARS     EMPLOYEES IN       BASE PRICE     EXPIRATION   --------------------
NAME                                  GRANTED(#)     FISCAL YEAR(5)     ($/SHARE)(6)       DATE        5%($)     10%($)
-----------------------------------  -------------  -----------------  ---------------  -----------  ---------  ---------
Stanley P. Gold....................       20,000(2)          2.45%        $    3.62       06/11/06      45,580    115,380
Victor J. Trippetti................       13,333(1)          1.63%        $    1.75       12/19/05      14,680     37,199
                                          10,000(3)          1.22%        $    2.16       02/21/06      15,060     36,800
William L. Benford(8)..............       79,365(1)          9.72%        $    1.75       12/19/05      87,381    221,428
David F. Gatto(8)..................       36,574(4)             0%        $    1.75       09/28/96           0          0
Thomas F. Larkins(8)...............       27,169(1)          3.33%        $    1.75       12/19/05      29,913     75,802
James V. Moodhe(8).................       16,534(1)          2.03%        $    1.75        6/11/97       2,182      4,415
Tracey C. Doi(8)...................       14,028(1)          1.72%        $    1.75         5/3/97       1,711      3,451

------------------------

(1) These options were granted pursuant to the Company's 1986 Stock Option Plan on December 19, 1995. The total number of options granted were exercisable on and after December 1, 1996.

(2) These options were granted pursuant to the Company's 1992 Stock Option Plan on June 11, 1996.

(3) These options were granted pursuant to the Company's 1993 Stock Incentive Plan on February 21, 1996. One-third of the total number of options granted became exercisable on and after February 21, 1997 and an additional one-third of the options are exercisable on and after each of February 21, 1998 and February 21, 1999. Vesting may be accelerated in the event of a change in control (as defined in the Company's 1993 Stock Incentive Plan) of the Company.

(4) These options were granted pursuant to the Company's 1986 Stock Option Plan on December 19, 1995. These options expired on September 28, 1996.

(5) In fiscal 1996, the Company granted options to purchase an aggregate of 796,469 shares of Common Stock to employees.

(6) Exercise price is equal to the fair market value (determined by the average price, for each of the five consecutive trading days immediately preceding the grant date, of the last sales price of a share, regular way, on the New York Stock Exchange (NYSE) Composite Tape) of such stock on the date the options were granted. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(7) Potential realizable value is based upon the per share fair market value of options on the date of grant and an annual appreciation of such fair market value through the expiration date of such option at the stated rate. These amounts represent assumed rates of appreciation only and may not necessarily be achieved. Actual gains, if any, are dependent on the future performance of the Common Stock, as well as upon the option holder's continued employment through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), and any applicable state laws.

(8) Mr. Benford left the Company in February 1997. Ms. Doi left the Company in January 1997. Mr. Gatto left the Company in June 1996. Mr. Moodhe left the Company in August 1996. Mr. Larkins, pursuant to the Company's 1996 Restructuring Plan, will be leaving the Company in the next few months after completion of certain special projects on behalf of the Company.

    AGGREGATED OPTION EXERCISES. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the fiscal year ended November 30, 1996 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                          AGGREGATED OPTION EXERCISES
                 IN THE FISCAL YEAR ENDED NOVEMBER 30, 1996 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                                                               VALUE OF
                                                                                                              UNEXERCISED
                                                                               NUMBER OF SECURITIES         "IN-THE-MONEY"
                                                                              UNDERLYING UNEXERCISED       OPTIONS AT FISCAL
                                                                           OPTIONS AT FISCAL YEAR-END(#)    YEAR-END($)(1)
                                                                           -----------------------------  -------------------
                                      SHARES ACQUIRED         VALUE                 EXERCISABLE              EXERCISABLE/
NAME                                  ON EXERCISE(#)       REALIZED($)       ("E")/UNEXERCISABLE ("U")       UNEXERCISABLE
-----------------------------------  -----------------  -----------------  -----------------------------  -------------------

Stanley P. Gold....................              0                  0             790,000(E)/0(U)                $0/$0
Victor J. Trippetti................              0                  0           28,279(E)/33,167(U)            $0/$7,567
William L. Benford(2)..............              0                  0          317,317(E)/179,365(U)          $0/$39,683
David F. Gatto(3)..................              0                  0                0(E)/0(U)                   $0/$0
Thomas F. Larkins(4)...............              0                  0           46,409(E)/70,503(U)           $0/$13,585
James V. Moodhe(5).................              0                  0          189,118(E)/228,199(U)           $0/$8,267
Tracey C. Doi(6)...................              0                  0           28,509(E)/32,529(U)            $0/$7,014

------------------------

(1) Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise price of the option.

(2) Mr. Benford left the Company in February 1997. Of options granted to Mr. Benford, options for 319,118 shares expire on or prior to May 3, 1997.

(3) Mr. Gatto left the Company in June 1996.

(4) Mr. Larkins, pursuant to the Company's 1996 Restructuring Plan, will be leaving the Company in the next few months after completion of certain special projects for the Company.

(5) Mr. Moodhe left the Company in August 1996. His options expire on or prior to June 11, 1997.

(6) Ms. Doi left the Company in January 1997. Her options expire on or prior to May 3, 1997.

                             DIRECTOR COMPENSATION

    During fiscal 1996, Mr. Gold and each non-employee director received no cash compensation for attending scheduled Board and Committee Meetings. At the 1996 annual meeting held on June 11, 1996, the shareholders of L.A. Gear approved an amendment to the 1992 Stock Option Plan. Under the amended 1992 Stock Option Plan, (i) each eligible non-employee director automatically receives a one-time grant of an option to purchase 20,000 shares of L.A. Gear Common Stock upon his or her initial election or appointment to the L.A. Gear Board, and (ii) each eligible non-employee director, as well as the Chief Executive Officer of the Company if he is a director and is not paid a salary, receives options to purchase Common Stock in lieu of cash fees traditionally paid to such directors for years in which certain earnings targets are not met. The amendment also increased the number of shares subject to options under the 1992 Stock Option Plan from 600,000 to 1,000,000. Subsequent to the 1996 annual meeting, options to purchase 20,000 of Common Stock were issued to each of Mr. Gold and all non-employee directors at an exercise price of $3.62 per share, the average fair market value of the Company's Common Stock for the five days preceding the date of the grant.

    During fiscal 1996, a special committee of independent directors was formed for the purpose of reviewing the terms of the Share Exchange Transaction (as described below under the caption "Certain Relationships and Related Transactions--Exchange of Series A Preferred Stock for Series B Preferred Stock") and certain other matters. This committee was chaired by Mr. Koffler and its members were Messrs. Dalshaug and Davis and Ms. Meyers. During fiscal 1996, Mr. Koffler was paid an aggregate of $25,000, each of Messrs. Dalshaug and Davis were paid an aggregate of $17,000 and Ms. Meyers was paid an aggregate of $16,000 for meeting fees associated with their services on this committee.

    Pursuant to a one-year agreement dated as of June 1, 1996 (the "Services Agreement"), L.A. Gear has retained SCA to assist the Company with respect to the identification, negotiation and/or structuring of acquisition opportunities. During fiscal 1996, Mr. Gold was President and Managing Director of SCA and Mr. Moskowitz was a Managing Director of SCA. In February 1997, Mr. Benford also became a Managing Director of SCA. Pursuant to the Services Agreement, if L.A. Gear acquires a controlling interest in any company or business (a "Transaction") during the term of the Services Agreement, or for six months thereafter if the transaction involves parties introduced to L.A. Gear by SCA, then L.A. Gear shall pay to SCA a fee equal to (i) 1 1/2% of the Aggregate Value (as defined in the agreement) of the Transaction up to $50 million, plus 1% of the Aggregate Value in excess of $50 million, if SCA has acted as the sole financial advisor to the Company with respect to the Transaction, or (ii) 1% of the Aggregate Value of the Transaction up to $50 million, plus 1/2% of the Aggregate Value in excess of $50 million, if another financial or investment advisor or valuation firm has advised the Company, in addition to or instead of SCA, with respect to the Transaction. L.A. Gear also agreed to reimburse SCA for all of its out-of-pocket expenses payable to third parties incurred in connection with SCA's services under the Services Agreement.

    1993 STOCK INCENTIVE PLAN. In April 1993, the Company adopted, and the shareholders approved, a Stock Incentive Plan (the "1993 Plan") for eligible employees, directors, officers and consultants of the Company. Incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and performance shares may be granted under the 1993 Plan. Up to 2,500,000 shares of Common Stock may be issued or transferred pursuant to the 1993 Plan. Options granted under this plan may be exercisable for a period of up to ten years from the date of grant. Options granted to date under the 1993 Plan have been granted at an exercise price equal to the average closing price of the Common Stock on the New York Stock Exchange composite tape for each of the five consecutive trading days immediately preceding the grant time.

    INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and officers pursuant to which the Company has agreed to indemnify such persons against expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by such person in connection with legal proceedings in which the person was involved by reason of being a director or officer of the Company. The indemnification generally is available if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. Such person is not indemnified in respect to matters as to which he or she has been adjudged liable to the Company unless a court determines that, under the circumstances, he or she is reasonably entitled to such indemnification.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

    Pursuant to an employment agreement, dated as of December 7, 1993 (as amended), William L. Benford served as President and Chief Operating Officer of the Company. The agreement had a three-year term which expired on November 30, 1996. Under the agreement, Mr. Benford received an annual base salary of $500,000 and was eligible to participate in the Company's management bonus plan. No cash bonus was paid by the Company for the fiscal years ended November 30, 1994, 1995 and 1996. As severance, pursuant to the Company's 1996 Reorganization Plan, Mr. Benford will receive $250,000.

    Pursuant to an employment agreement, dated as of February 15, 1994, Thomas
F. Larkins served as Senior Vice President and Chief Administrative Officer of the Company. The agreement had a three-year term, expiring on February 28, 1997. Under the agreement, Mr. Larkins received an annual base salary of $245,000 and was eligible to participate in the Company's management bonus plan. No cash bonus was paid by the Company for the fiscal years ended November 30, 1994, 1995 and 1996. As severance, pursuant to the Company's 1996 Reorganization Plan, Mr. Larkins will receive $245,000.

    Pursuant to an employment agreement, dated as of February 1, 1996, Tracey C. Doi served as Vice President and Controller of the Company. The agreement had a one year term, which was extended until July 31, 1997. Under the agreement, Ms. Doi received an annual base salary of not less than $150,000 during each year of her employment term and was eligible to participate in the management bonus plan. No cash bonus was paid by the Company for the fiscal year ended November 30, 1996. As severance, pursuant to the Company's 1996 Reorganization Plan, Ms. Doi received $79,219.

    Pursuant to an employment agreement, dated as of August 26, 1996, Bruce W. MacGregor served as Senior Vice President--Product Marketing until November 26, 1996 when Mr. MacGregor assumed the responsibilities of President and Chief Operating Officer. The agreement has a one year term, but will be extended for an additional six-month period on each six-month anniversary of the agreement unless the Company delivers written notice of non-renewal to Mr. MacGregor at least six months prior to the end of the term. Mr. MacGregor receives an annual base salary of $275,000 and is eligible to participate in the Company's 1997 Employee Incentive Plan. Also under the agreement, at the first meeting of the Board of Directors following Mr. MacGregor's employment, the Company granted Mr. MacGregor non-qualified stock options to purchase an aggregate of 70,000 shares of Common Stock to vest over a three-year period. No cash bonus was paid by the Company for the fiscal year ended November 30, 1996.

    Pursuant to an employment agreement, dated as of February 1, 1996, Victor J. Trippetti served as Vice President and Treasurer until November 26, 1996, when Mr. Trippetti was elected Senior Vice President and Chief Financial Officer. The agreement has a one year term which expires August 1, 1997. Mr. Trippetti receives an annual base salary of $175,000 and is eligible to participate in the Company's 1997 Employee Incentive Plan. No cash bonus was paid by the Company for the fiscal year ended November 30, 1996.

    Pursuant to an employment agreement dated as of March 11, 1996, James Moodhe served as Senior Vice President--Marketing, Design and Development of the Company. The agreement had a one year term under which Mr. Moodhe was to receive an annual salary of not less than $275,000. Mr. Moodhe left the Company on August 23, 1996. Mr. Moodhe continues to be paid in accordance with the compensation provisions of his employment agreement through March 11, 1997.

    Pursuant to an employment agreement dated as of December 7, 1993, David Gatto served as Senior Vice President--International. The agreement had a three year term. Under the terms of the agreement, Mr. Gatto received a base salary of not less than $275,000. Mr. Gatto was appointed Executive Vice President of the Company in September, 1995. Mr. Gatto resigned his position with the Company on June 28, 1996.

    L.A. Gear is not currently bound by any employment agreements with change-in-control provisions. However, the Company has adopted a Reduction in Force Severance Plan with respect to key management personnel whose positions are terminated in fiscal 1997 (other than due to voluntary resignation, death, disability or cause). Based upon length of employment with the Company, an employee at the Vice President level or above will receive a severance payment equaling from 20 weeks to 28 weeks of his or her salary (or 12 weeks to 20 weeks for an employee in a director-level position) upon termination.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The Compensation Committee of the Board consists of Stephen A. Koffler, Walter C. Bladstrom, Allan E. Dalshaug and Willie D. Davis. The Stock Option Committee, in the fiscal year ended November 30, 1996, consisted of Stanley P. Gold and Robert G. Moskowitz. Due to new rules issued in 1996 by the SEC under
Section 16 of the Exchange Act, the Stock Option Committee membership was reconstituted for the fiscal year beginning December 1, 1996. The Stock Option Committee of the Board now consists of Stephen A. Koffler (Chair), Allen E. Dalshaug and Willie D. Davis.

    Mr. Gold, the Chief Executive Officer of the Company, is also a member of the Board of Directors of SCA, a company for which Mr. Moskowitz serves as an executive officer, and which Mr. Benford joined as a Managing Director in February 1997.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                           ON EXECUTIVE COMPENSATION

GENERAL

    The Compensation Committee is currently composed of Stephen A. Koffler (chair), Walter C. Bladstrom, Allan E. Dalshaug and Willie D. Davis, four non-employee directors. The primary duties of the Compensation Committee include
(i) reviewing the compensation levels of the Company's principal executive officers and certain other members of senior management, (ii) administering the Company's incentive bonus plans, (iii) consulting with and making recommendations to the Company's Stock Option Committee regarding the Company's overall stock option grant policy and/or awards to be granted under the Company's 1993 Stock Incentive Plan and (iv) related matters. The Chairman of the Board and the President may jointly approve the employment of individuals (other than executive officers) with an annual base compensation between $150,000 and $250,000, provided they give prompt notice of such approval to the Compensation Committee. Decisions regarding annual compensation levels of $250,000 or greater (and the annual compensation levels of all executive officers) are subject to Compensation Committee review and approval.

    The Stock Option Committee, in the fiscal year ended November 30, 1996, consisted of Stanley Gold (chair) and Robert Moskowitz. The primary duties of the Stock Option Committee are to (i) determine individuals to whom options, stock appreciation rights, restricted stock, performance units and performance shares (collectively, "Awards") will be granted under the 1993 Stock Incentive Plan and the terms and conditions on which such Awards will be made and (ii) make periodic reports to the Board as to the status of the Company's 1986 Stock Option Plan (which has expired) and 1993 Stock Incentive Plan. Due to new rules issued in 1996 by the SEC under Section 16 of the Exchange Act, the Stock Option Committee membership was reconstituted for the fiscal year beginning December 1, 1996. The Stock Option Committee of the Board now consists of Stephen A. Koffler (Chair), Allen E. Dalshaug and Willie D. Davis.

    Section 162(m) of the Internal Revenue Code generally places restrictions on the deductibility of compensation paid to specified executive officers in excess of $1 million per year (on a per person basis), with certain exceptions. The Company has not adopted a policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) given that none of its executive officers is expected to receive compensation in excess of $1 million during fiscal 1997.

COMPENSATION PHILOSOPHY

    The key objectives of the Company's executive compensation programs are to:

    - Attract and retain qualified management.

    - Provide substantial incentives for management to maximize the value of the Company.

    - Limit the shareholder cost of management incentive compensation in relation to incremental shareholder value.

    The Company's executive compensation program consists of three basic elements--base salaries, cash, bonuses and stock options.

    BASE SALARIES. The Compensation Committee believes that the Company's base salaries for management employees reflect competitive salary levels for positions of similar responsibility and individual experience. As part of its expense reduction efforts and in light of the loss experienced by the Company in 1996, the Company did not implement any across-the-board salary increases for employees at the beginning of fiscal 1997.

    Executive salaries are reviewed by the Compensation Committee on an annual basis. In determining executive salaries in light of the significant losses experienced by the Company, the Compensation Committee currently considers: (i) the assumption of increased responsibilities by the executive (whether by reason of promotion or otherwise), (ii) the achievement of various managerial objectives and personal development goals; and (iii) the executive's business results. Once the Company returns to profitability, in addition to the aforementioned considerations, salary increases, if any, will be based on the overall performance of the Company during the preceding fiscal year, as measured in terms of roughly equally weighted criteria such as (i) annual long-term sales and earnings growth, (ii) market share gains, (iii) progress toward achieving the Company's long-term objectives, and (iv) return to shareholders.

    In November 1996, the Company announced a corporate reorganization pursuant to which it, among other expense reduction measures, reduced its workforce by 52% and realigned senior management such that certain individuals were required to assume additional responsibilities (the "1996 Restructuring Plan"). In connection with the 1996 Restructuring Plan: (i) Bruce W. MacGregor was appointed President and Chief Operating Officer from Senior Vice President--Marketing and his base salary was increased from $225,000 to $275,000 and (ii) Victor J. Trippetti was appointed Senior Vice President and Chief Financial Officer from Vice President--Treasurer and his base salary was increased from $140,000 to $175,000. No other discretionary salary increases were granted to the Named Executive Officers or executive officers of the Company in fiscal 1996.

CASH BONUSES AND STOCK OPTIONS

    The Company uses stock option grants to attract and retain qualified managers and to provide incentives for employees to increase shareholder value. The Company also uses stock option grants as a way to provide incentives to management during years in which cash bonuses are not paid. The Company's stock option grant policy with respect to senior management is aimed at inducing qualified candidates to accept offers of employment and to retaining such candidates once employed (including in connection with any required relocation). Pursuant to the 1993 Stock Incentive Plan, the Stock Option Committee has sole discretion regarding the grant of options.

    TRIENNIAL STOCK OPTION GRANT PROGRAM. In fiscal 1994, the Compensation Committee adopted a stock option grant policy (the "Triennial Stock Option Grant Program") to help ensure equity between recently hired and longer tenured employees and to continue to provide strong performance incentives to increase shareholder value. Under the Triennial Stock Option Grant Program, a fixed number of stock options are granted to senior management once every three years, pursuant to option grant guidelines established for each level of the Company's management employees. The options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the grant date, and vest in thirds on each of the first, second and third anniversaries of the grant date. The vesting schedule for the initial award of grants under the Triennial Stock Option Grant Program was accelerated in 1995 so that options would vest one-third upon grant and one-third upon each of the first and second anniversaries of the grant date. The Compensation Committee determined that such accelerated vesting schedule would more effectively accomplish the Company's retention objectives.

    It is the Compensation Committee's intention to maintain the proposed stock option grant guidelines on a fixed share basis and not make adjustments to maintain the expected value of the triennial grant at a targeted competitive level. It is the Compensation Committee's belief that competitive adjustments substantially weaken management's performance incentive because they offset poor performance by increasing the number of shares granted and penalize superior performance by reducing the number of shares granted.

    1996 SHARED SUCCESS AWARD. As an additional incentive separate from the Triennial Stock Option Grant Program, in December 1995 the Compensation Committee and Stock Option Committee adopted and approved the 1996 Shared Success Award for all employees of the Company. All employees of the

Company received options under the 1996 Shared Success Award. The purpose of the 1996 Shared Success Award was to: (i) instill a sense of ownership in the Company in all employees; (ii) assist the Company in retaining qualified employees; (iii) recognize the contributions of the Company's employees during the year and the increased demands placed on such employees in light of the reduction in workforce effected by the Company pursuant to the corporate reorganization in September 1995; and (iv) provide added performance incentive to increase shareholder value with a minimum dilutive effect on earnings per share of Common Stock. Under the 1996 Shared Success Award, the number of options received by employees was set by first assuming that each participant earned a theoretical payout at 100% of his or her bonus opportunity under a former management incentive plan. This amount was then divided by the daily average closing price of the Common Stock during fiscal 1995 ($3.15) to determine the number of options to be granted. Options to purchase an aggregate of approximately 482,384 shares were granted to employees under the 1996 Shared Success Award. All options were issued at the fair market value of the Company's Common Stock on December 19, 1995, the date of grant ($1.75), and vested in full on December 1, 1996, the first day of the Company's 1997 fiscal year.

    1997 EMPLOYEE INCENTIVE PLAN. While recognizing that attempting to reduce cash expenditures is an important objective in light of the Company's 1996 Restructuring Plan and current cash position, the Compensation Committee and Stock Option Committee believed that in light of the significant additional responsibilities undertaken by the remaining employees after implementation of the 1996 Restructuring Plan without any year-end salary increases, the benefit to the Company of continuing to retain employees familiar with the Company's operations, and the need to continue to attract a limited number of additional highly qualified employees in the future, a limited incentive compensation plan was appropriate for fiscal 1997. Accordingly, in December 1996, the Board of Directors adopted and approved the 1997 Employee Incentive Plan (the "1997 Plan") for all full-time employees of the Company as well as employees joining the Company after December 1, 1996 (on a pro-rata basis commencing on the first day of the fiscal quarter following such employee's commencement date). The 1997 Plan combines equity and cash components and includes incentives for all employees to assist the Company in its turnaround efforts. Under the terms of the 1997 Plan, employees are placed in one of four cash award tiers and five option award tiers, in each case based on job title. The cash awards have both guaranteed and profit-triggered components. The guaranteed cash award component is calculated as a fixed percentage of the employee's salary (ranging from 15% for the highest paid employees to 6% for employees in the fourth tier), and vest one-half on May 31, 1997 and one-half on November 30, 1997, except for vice president-level positions and above, which vest in full on December 1, 1997; provided, in all cases, pro-rata portions of awards shall vest on the elimination of the employee's position with the Company prior to the vesting date. Stock option awards for all employees vest on December 1, 1997. No payout of vesting occurs if there is a termination of employment due to voluntary resignation, death, disability or for cause.

CHIEF EXECUTIVE OFFICER

    At Mr. Gold's request, he did not receive any salary or other cash compensation during fiscal 1996 for his services as Chief Executive Officer of the Company. In light of the foregoing and subsequent to the 1996 annual meeting of shareholders, which approved an amendment to the 1992 Stock Option Plan to provide for stock options to be paid in lieu of cash fees traditionally paid to non-employee directors (and any director who is the Chief Executive Officer but is not paid a salary) for years in which certain earnings targets are not met, Mr. Gold was granted options to purchase 20,000 shares of Common Stock of the Company at an exercise price of $3.62 per share, the average fair market value of the Company's Common Stock for the five days immediately preceding the date of the grant. The other non-employee directors of the Company received the same grant pursuant to the amendment to the 1992 Stock Option Plan.

    The Compensation Committee has sought to create a compensation arrangement for Mr. Gold which (i) is equitable in relation to the fair (i.e., risk adjusted expected) value of compensation packages offered to chief executive officers in other turnaround situations and (ii) provides the entire fair value in the form of stock options without any guaranteed compensation thereby honoring Mr. Gold's request that he not receive any cash compensation (other than directors' fees paid in 1994 and 1995 from the Company). In order to analyze the competitive market, a consultant identified seventeen "turnaround" companies, each of which met two or more of the following criteria: (i) chief executive officer hired from outside the company, (ii) deteriorating performance prior to the hiring of a new chief executive officer, (iii) consumer products industries, and (iv) similar size to the Company.

    In reaching its recommendations, the Compensation Committee also reviewed Mr. Gold's performance since his appointment to the post of Chief Executive Officer in January 1992 and the progress the Company was making in achieving its turnaround objectives. The Compensation Committee also evaluated whether Mr. Gold's compensation should be adjusted in view of the Services Agreement between the Company and SCA. See "Certain Relationships and Related Transactions--Services Agreement." Mr. Gold is a director, shareholder and president of SCA. The Compensation Committee reviewed with members of senior management the services provided by SCA under the Services Agreement and the payments made to SCA by the Company with respect thereto and concluded that Mr. Gold's services as Chief Executive Officer were unrelated to, and not duplicative of, the management services provided under the Services Agreement. The Compensation Committee also noted that the Services Agreement was entered into simultaneously with Trefoil's $100 million investment in September 1991 and at a time when Mr. Gold was not an employee of the Company. Accordingly, the Compensation Committee concluded that the compensation to be awarded to Mr. Gold as Chief Executive Officer should not be reduced by virtue of the Services Agreement. However, the Compensation Committee did conclude that an adjustment to the indicated compensation should be made in light of Mr. Gold's outside business commitments which would preclude him from devoting his exclusive business energies on behalf of the Company. The Compensation Committee also concluded that an adjustment to Mr. Gold's compensation should not be made to account for the September 1991 grant to Mr. Gold of 20,000 stock options (with an exercise price equal to the fair market value of a share of the Company's Common Stock on the grant date) upon Mr. Gold's appointment to the Board. The Compensation Committee believed that such grant was unrelated to the services Mr. Gold was performing as the Company's Chief Executive Officer and that similar grants are made to non-employee directors upon their first election or appointment to the Board.

    In arriving at the number of options to be granted to Mr. Gold, the Compensation Committee relied on the estimate of a competitive four year total compensation package for a newly hired chief executive officer of a turnaround company of similar size. The competitive compensation value, adjusted for Mr. Gold's partial time commitment to the Company as described above, was converted into a one-time stock option grant based on a Black-Scholes ratio value of .625, and a vesting discount factor of .940. The 750,000 options were granted to Mr. Gold pursuant to the Company's 1993 Stock Incentive Plan on October 19, 1993. All of such options are currently exercisable, and remain exercisable for two years following termination of Mr. Gold's service as a director of the Company. The exercise price of the options is $11.55 per share, the average fair market value of the Company's Common Stock for the five trading days immediately preceding the date of grant.

    The Compensation Committee reconsidered Mr. Gold's compensation package in fiscal 1995 and fiscal 1996 and determined that no adjustments were required to be made. The Company believes that Mr. Gold's compensation arrangement reflects the above-described executive compensation philosophy of the Company designed to align management compensation closely with improved financial performance and increased shareholder value.

                                      COMPENSATION COMMITTEE
                                      Stephen A. Koffler, Chairman
                                      Walter C. Bladstrom
                                      Allan E. Dalshaug
                                      Willie D. Davis

                                      STOCK OPTION COMMITTEE FOR THE FISCAL
                                      YEAR ENDED NOVEMBER 30, 1996
                                      Stanley P. Gold, Chairman
                                      Robert G. Moskowitz

                                      STOCK OPTION COMMITTEE FOR THE FISCAL
                                      YEAR BEGINNING DECEMBER 1, 1996
                                      Stephen A. Koffler, Chairman
                                      Allan E. Dalshaug
                                      Willie D. Davis

February 28, 1997

    The Report of the Compensation and Stock Option Committees on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act and shall not otherwise be deemed filed under such Acts.

                  PERFORMANCE GRAPH FOR L.A. GEAR COMMON STOCK
                             ("PERFORMANCE GRAPH")

    The Performance Graph compares the yearly percentage change in the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock with (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Shoes Index which is comprised of Reebok, Nike, Stride Rite Corporation and Brown Group, Inc., and assumes an investment of $100 on December 1, 1991 in each of the Common Stock, the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes Index.

    The historical stock price performance of the Common Stock shown on the Performance Graph set forth below is not necessarily indicative of future price performance.

    The Performance Graph which is set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act and shall not otherwise be deemed filed under such Acts.

                               PERFORMANCE GRAPH
                           FOR L.A. GEAR COMMON STOCK
                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

                            NOVEMBER INDEXED RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               TOTAL SHAREHOLDER RETURNS
                                      S&P 500    L.A. GEAR, INC             S&P
                                        INDEX                        SHOE INDEX
1991                                    $ 100             $ 100           $ 100
1992                                   118.47            115.29          129.67
1993                                   130.44            107.06            96.1
1994                                    131.8             50.59          113.32
1995                                   180.54             15.29          144.49
1996                                   230.84             21.18          264.57

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

                                                                                        INDEXED RETURNS
                                                                                         YEARS ENDING
                                                        BASE PERIOD  -----------------------------------------------------
COMPANY/INDEX                                              NOV91       NOV92      NOV93      NOV94      NOV95      NOV96
------------------------------------------------------  -----------  ---------  ---------  ---------  ---------  ---------
LA Gear Inc...........................................         100      115.29     107.06      50.59      15.29      21.18
Footwear-500..........................................         100      129.67      94.10     113.32     144.49     264.57
S&P 500 Index.........................................         100      118.47     130.44     131.80     180.54     230.84

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EXCHANGE OF SERIES A PREFERRED STOCK FOR SERIES B PREFERRED STOCK

    In December 1995, the Company entered into a Share Exchange Agreement with Trefoil, the holder of all of the Company's Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), which agreement provided for the exchange of all $100 million of the Company's Series A Preferred Stock, together with all accrued and unpaid dividends, for a new issue of Series B Preferred Stock (the "Share Exchange Transaction"). Mr. Gold serves as President and Managing Director of TII, the general partner of Trefoil, and Mr. Moskowitz is an executive officer of TII. The Share Exchange Transaction was recommended by a Special Committee of independent members of the Board of Directors and approved by the Board of Directors. It was further approved by the shareholders of the Company on April 9, 1996 and completed on April 12, 1996. As a result, there are no shares of Series A Preferred Stock currently outstanding, and an aggregate of 1,161,337 shares of Series B Preferred Stock are currently outstanding.

    The terms of the Series B Preferred Stock provide for, among other things, the elimination of the mandatory redemption feature of the Series A Preferred Stock and a reduction in the conversion price from $10.00 to $6.75 per common share. In addition, under the terms of the Series B Preferred Stock, the Company was entitled, at its option, to pay dividends during the fiscal year ending November 30, 1996 either in additional shares of Series B Preferred Stock or in cash. The coupon rate of 7.5% per annum for dividends with respect to the Series B Preferred Stock remains unchanged from that of the Series A Preferred Stock. The Series B Preferred Stock votes together with the Common Stock on all matters submitted to a vote of the holders of the Common Stock, with voting power equal to the number of shares of Common Stock into which the Series B Preferred Stock is then convertible. In addition, the Series B Preferred Stock has the right to vote as a separate class with respect to the authorization or issuance of any additional shares of Series B Preferred Stock or the creation of any class or series of the Company's capital stock which would rank senior to or on a par with the Series B Preferred Stock, or with respect to any other action that would adversely affect the rights, preferences and privileges of the Series B Preferred Stock. As a result of the Share Exchange Transaction and the quarterly stock dividends paid in additional shares of Series B Preferred Stock in lieu of cash in fiscal 1996, Trefoil's voting power in the Company, on an as-converted basis, increased from 33% to 45% as of November 30, 1996.

    In connection with the Share Exchange Transaction, the Company and Trefoil amended the Registration Rights Agreement, dated as of May 27, 1991 (the "Registration Rights Agreement"), pursuant to which Trefoil was originally given the right to request registration under the Securities Act of the underlying shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock. The amendment, which was entered into on April 12, 1996, (i) changed all references to Series A Preferred Stock to Series B Preferred Stock, and (ii) expanded Trefoil's registration rights to include the right to require the registration of the Series B Preferred Stock in addition to the registration of the Common Stock into which the Series B Preferred Stock is convertible. The Company is only obligated to effect a total of three registrations at Trefoil's request, and the Company may not include in any such registration shares issued for its own account. Whenever the Company effects a registration pursuant to the Registration Rights Agreement, as amended, the Company must pay the costs of any such registration of securities, other than underwriting discounts or commissions. In addition, if the Company is registering securities for sale of its own account on a Form S-3 registration statement, at the request of holders of the Series B Preferred Stock, the Company must, subject to certain limitations, include the holders' requested securities in any such registration.

SERVICES AGREEMENT

    Pursuant to a one-year agreement dated as of June 1, 1996 (the "Services Agreement"), L.A. Gear has retained SCA to assist the Company with respect to the identification, negotiation and/or structuring of acquisition opportunities. Pursuant to the Services Agreement, if L.A. Gear acquires a controlling interest in any company or business (a "Transaction") during the term of the Services Agreement, or for six months thereafter if the transaction involves parties introduced to L.A. Gear by SCA, then L.A. Gear shall pay to SCA a fee equal to (i) 1 1/2% of the Aggregate Value (as defined in the agreement) of the Transaction up to $50 million, plus 1% of the Aggregate Value in excess of $50 million, if SCA has acted as the sole financial advisor to the Company with respect to the Transaction, or (ii) 1% of the Aggregate Value of the Transaction up to $50 million, plus 1/2% of the Aggregate Value in excess of $50 million, if another financial or investment advisor or valuation firm has advised the Company, in addition to or instead of SCA, with respect to the Transaction. L.A. Gear also agreed to reimburse SCA for all of its out-of-pocket expenses payable to third parties incurred in connection with SCA's services under the Services Agreement.

TRANSACTIONS IN CONNECTION WITH THE SALE OF COMMON STOCK

    The Company sold 1,244,445 newly issued shares of Common Stock for an aggregate purchase price of approximately $14 million to Pentland Ventures Ltd. ("Ventures"), an affiliate of Pentland Group plc, pursuant to a Stock Purchase Agreement, dated as of April 28, 1992, between the Company and Ventures (the "Pentland Stock Purchase Agreement"). Under the Pentland Stock Purchase Agreement, until the earlier of (i) April 28, 1997 and (ii) the date 60 days after Trefoil or any Affiliate (as defined in the Stock Purchase Agreement) or Associate (as defined in the Stock Purchase Agreement) of Trefoil or any successor to Trefoil that is directly or indirectly controlled by the directors or executive officers of SCA (collectively, the "Trefoil Group") collectively cease to own at least 10% of the outstanding Common Stock of the Company on a fully diluted basis, Ventures and its Affiliates and Associates shall not, directly or indirectly, alone or in concert with others: (1) effect or seek, offer or propose to effect, or cause or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries (except by way of distribution made available to holders of Common Stock generally and except for acquisitions of Common Stock if, after giving effect to such acquisition, Ventures together with its Affiliates and Associates beneficially own no more than 9.9% of the outstanding Common Stock at the time of such acquisition); (b) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (d) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC or consents to vote any voting securities of the Company; or (e) any sale, transfer, pledge, or disposal of any shares of Common Stock to a person who, after giving effect to such transaction, would, together with its Affiliates and Associates, to the knowledge of Ventures after reasonable inquiry, beneficially own 10% or more of the outstanding shares of Common Stock (subject to certain exceptions); (2) take any other action to seek to control the management, Board of Directors or policies of the Company; (3) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in clause 1 above; (4) solicit the Company to repurchase any of the shares of Common Stock that are subject to the Pentland Stock Purchase Agreement; or (5) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

    In the event of a breach of the Pentland Stock Purchase Agreement by Ventures, in addition to its remedies at law or in equity, the Company is entitled to terminate the Sourcing Agreement (defined below) without liability thereunder.

SOURCING AGREEMENT

    Pursuant to the Sourcing Agreement, dated as of April 28, 1992 and as amended as of January 1, 1995 (as amended, the "Sourcing Agreement"), a Pentland affiliate was appointed as non-exclusive sourcing representative of the Company with respect to certain footwear manufacturers located in various countries in the Far East. In consideration of its services under the Sourcing Agreement, the Pentland affiliate receives a sourcing fee based on the greater of: (i) a specified minimum amount, or (ii) a percentage of the aggregate U.S. dollar price of certain products manufactured for the Company by manufacturers or suppliers sourced by the Pentland affiliate. Unless otherwise terminated in accordance with its terms, the Sourcing Agreement shall remain in force until December 31, 1997 and shall continue in force thereafter unless terminated by either the Company or the Pentland affiliate on six months' prior written notice. The Sourcing Agreement may be terminated by the Company prior to its expiration (i) if defective products exceed certain agreed percentages, (ii) upon certain bankruptcy events with respect to the Pentland affiliate or an affiliate thereof, or (iii) upon the breach of the Pentland Registration Rights Agreement (which concerns registration rights relating to the Common Stock purchased by Ventures). The Sourcing Agreement also may be terminated by the Pentland affiliate prior to its expiration (i) upon certain bankruptcy events with respect to the Company, (ii) upon the sale or transfer or all or substantially all of the Company's assets, or (iii) upon certain consolidations or mergers involving the Company.

CONSULTING AGREEMENTS

    Bruce MacGregor, the Company's President and Chief Operating Officer, served as a consultant for the Company in connection with strategic business development pursuant to a consulting agreement dated as of February 1, 1996. He was compensated in the aggregate amount of $120,000 during fiscal 1996 for such services and was reimbursed for reasonable out-of-pocket expenses incurred in performing his consulting services.

                                 ANNUAL REPORT

    The Company's Annual Report for the fiscal year ended November 30, 1996 (the "1996 Annual Report") was mailed to shareholders on or about February 28, 1997 along with this Proxy Statement. The 1996 Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Price Waterhouse LLP, independent accountants.

                              REVOCATION OF PROXY

    The accompanying Proxy may be revoked by a shareholder at any time before it is voted, either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the Meeting and voting in person. All shares represented by each properly signed and returned proxy card in the accompanying form, unless revoked, will be voted at the Meeting in accordance with the shareholder's instructions indicated on the proxy card. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this Proxy Statement.

                               PROXY SOLICITATION

    The cost of soliciting proxies will be paid by the Company. Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 has been retained to solicit proxies by mail, telephone or personal solicitation for a fee of $4,500 plus expenses. The Company has also arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

                           PROPOSALS OF SHAREHOLDERS

    Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the Proxy Statement for the Company's 1998 Annual Meeting of Shareholders must be submitted by a shareholder prior to November 1, 1997, in a form that complies with applicable regulations.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center (13th Floor), New York, New York 10048 and Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006-1506. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is (http://www.sec.gov).

                                 OTHER MATTERS

    The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                        [LOGO]

                                          William R. Sherman

                                          SECRETARY

February 28, 1997

                                L.A. GEAR, INC.

     PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 15, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of Common Stock of L.A. Gear, Inc. (the "Company") hereby nominate(s), constitute(s) and appoint(s) Stanley P. Gold, Bruce W. MacGregor and Victor J. Trippetti and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or/proxies of the undersigned at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held at the Company's Corporate Headquarters at 2850 Ocean Park Boulevard, Santa Monica, California 90405 on April 15, 1997 at 10:00 a.m., Pacific Daylight Time, or at any and all adjournments and postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2. THE PROXY, WHEN PROPERLY EXECUTED, SHALL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDERS(S). IF NO DIRECTION IS MADE FOR A GIVEN PROPOSAL, THE PROXY SHALL BE VOTED "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE REVERSE SIDE)

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

                      FOR all nominees listed
                     (except as marked to the          WITHHOLD
                     contrary). Discretionary          AUTHORITY
                      authority to cumulate         to vote for all
                         votes is granted.          nominees listed.

1. ELECTION OF DIRECTORS        / /                        / /


NOMINEES: William L. Benford, Walter C. Bladstrom, Allan E. Dalshaug, Willie D. Davis, Stanley P. Gold, Stephen A. Koffler, Ann E. Meyers, Clifford A.
Miller, Robert G. Moskowitz, and Vappalak A. Ravindran.

(Instruction: To withhold authority to vote for any individual nominee or nominees, write the name of the nominee or nominees in the space below.)

         ________________________________________________________


                                    FOR      AGAINST      ABSTAIN
2. RATIFICATION OF APPOINTMENT      / /        / /           / /
   OF INDEPENDENT PUBLIC
   ACCOUNTANTS.


3. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business incident to the conduct of the Meeting and at any adjournments and postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

                                    FOR      AGAINST      ABSTAIN
                                    / /        / /           / /


                                                  I/WE WILL  / /
                                                  ATTEND THE
                                                  MEETING


                                               The undersigned hereby ratifies
                                               and confirms all that the Proxy
                                               Holders, or any of them, or
                                               their substitutes, shall
                                               lawfully do or cause to be done
                                               by virtue hereof, and hereby
                                               revokes any and all proxies
                                               heretofore given by the
                                               undersigned to vote at the
                                               Meeting. The undersigned
                                               acknowledges receipt of the
                                               Notice of Annual Meeting of
                                               Shareholders and the Proxy
                                               Statement furnished herewith.

                                         _______________________________________
                                                (NUMBER OF SHARES)

                                         _______________________________________
                                                (PLEASE PRINT NAME)


SIGNATURE(S) OF HOLDER(S) OF COMMON STOCK ______________________________________
_____________DATED_________, 1997

NOTE: Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners each should sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles.